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                                                                    EXHIBIT 10.4


                             AOL Latin America, Inc.
                         6600 N. Andrews Ave., Suite 400
                            Ft. Lauderdale, FL 33309


                                  July 26, 2002



Mr. Osvaldo Banos
Liniers 2456, (1642) San Isidro
Buenos Aires, Argentina.
obanos@groupgemini.com


Dear Mr. Banos:

Congratulations! America Online Latin America, Inc. ("AOLA" or "Company") is pleased to offer you the positions of Executive Vice President and Chief Financial Officer of the Company. In addition, you will be appointed "Gerente" and Executive Vice President of AOL Argentina S.R.L. ("AOL Argentina") in accordance with Section 157 of Argentine Act 19,550 (Ley de Sociedades Comerciales), under no employment agreement. Your employment and appointments will be for the periods and on the terms and conditions set forth below. In all cases, you will report to Mr. Charles Herington, Chief Executive Officer of AOLA.

You will be appointed as Gerente and Executive Vice President of AOL Argentina as of August 5, 2002 (the "Argentina Start Date"), and you will cease to hold those positions on the date on which the approval of the Company's visa petition on your behalf is obtained and you submit to the Company proof satisfactory to the Company of your eligibility to work in the United States (the "U.S. Start Date"). As of the U.S. Start Date, you will become the Executive Vice President and Chief Financial Officer of the Company; provided, that if the U.S. Start Date is prior to October 12, 2002, you will become the Chief Financial Officer of the Company on October 12, 2002.

Your base compensation, calculated on an annual basis, will be $300,000, less applicable withholdings. Prior to the U.S. Start Date, your compensation will be paid by AOL Argentina.

You will be eligible to participate in the Management Incentive Plan with a prorated (for a partial fiscal year, measured from the Argentina Start Date) target bonus of 50% of your base pay if you and the Company meet the established performance objectives, which are currently being finalized and will be communicated to you as soon as they have been finalized. Note that the Company may modify or eliminate its bonus programs at any time. In addition, AOL Argentina or the Company will accord you a special bonus of $150,000 for services rendered during the period from the Argentina Start Date through December 31, 2002. This special bonus will pertain to services performed during this period and will be paid on or prior to December 31, 2002.


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You will also be granted an option to purchase 250,000 shares of AOLA common stock, subject to Board of Director approval, vesting equally on an annual basis, over a four (4) year period beginning on the Argentina Start Date. Your grant date will be the Argentina Start Date, and your exercise price will be the Fair Market Value on that date which is determined by the closing sale price of the stock on the NASDAQ on that day. If the Argentina Start Date is a non-trading day, then your grant date and price will the previous NASDAQ trading day.

AOL Argentina and the Company offer generous benefits package, including health, disability, and life insurance. You and your family members will be eligible to participate in the full range of AOL Argentina's (until the U.S. Start Date) and the Company's (following the U.S. Start Date) benefits in accordance with their respective current eligibility requirements. It will be necessary for you to make benefit elections within 30 days of the Argentina Start Date and the U.S. Start Date, as applicable. If you do not make an election within the designated timeframe, you will be enrolled into the benefits default plan with any associated costs. Employee and Gerente benefits are subject to change at the sole discretion of AOL Argentina and the Company.

To facilitate your transition from AOL Argentina to AOLA, we are pleased to offer you the standard AOLA relocation package. To be eligible for reimbursement, relocation expenses must be supported with documentation and must be reasonable in relation to the expense category. All amounts paid to you for reimbursement of relocation expenses will be appropriately reported on your W-2 as either taxable or non-taxable income. If, prior to the one-year anniversary of the Argentina Start Date, you voluntarily leave your position of Gerente or Executive Vice President of AOL Argentina or Executive Vice President or Chief Financial Officer of the Company, you will be required to pay to the Company the amount of $145,000, as reimbursement of the costs that you and the Company estimate will be incurred by the Company. This amount is to be paid as liquidated damages, and not as a penalty, regardless of whether the actual amount of the costs are greater or less than $145,000.

Until the U.S. Start Date, you will be based in the offices of AOL Argentina in Buenos Aires, Argentina. Following the U.S. Start Date, you will be based in the Company's headquarters in Ft. Lauderdale, Florida. You also agree that neither AOL Argentina nor the Company has any, and does not assume any, responsibility or liability relating to tax, immigration or otherwise that may exist or arise with respect to your prior employment or residence in the United States.

In addition, as a condition of your employment, you are required to sign an Agreement to Preserve Confidentiality, Non-Competition and Proprietary Rights, which you will find enclosed. Please bring an executed copy of this agreement with you on your first day of employment. Each employee is also required to comply with the Company's Standards of Business Conduct (SBC) and you will be asked to sign the SBC within your first two weeks of employment.

The services rendered to AOL Argentina as a "Gerente" and Executive Vice President are for an indefinite term, and your employment with the Company is at-will, meaning that you, AOL Argentina or the Company may remove you from your position or terminate the employment at any time but not before December 31, 2002, for any reason not prohibited by law, with or without prior notice. This may occur before any particular stock vests or any particular compensation becomes due to you, at which time, you will not be entitled to any further stock,


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compensation or other benefits, except as required by law or confirmed in writing at the time of your departure. Nothing in the offer is intended to create a contract for employment or guarantee of continued employment with AOL Argentina or the Company. This at-will relationship may not be modified except by individual written agreement signed by you and an officer of AOL Argentina or the Company, as applicable. AOL Argentina and the Company reserve the right to change the terms and conditions of your position with AOL Argentina or of your employment with the Company at any time for any reason not prohibited by law, with or without notice to you.

This letter constitutes the full terms and conditions of your position with AOL Argentina and your employment with the Company. It supersedes any other oral or written promises that may have been made to you.

This offer is contingent upon satisfactory completion of a pre-employment background investigation. This background investigation will consist of a social security number confirmation; verification of previous employment; verification of education (if application states that a degree was completed); and a criminal background investigation. All information related to these items should have been disclosed on your application. If the results of the pre-employment background check are not satisfactory, or it is found that you falsified or did not disclose relevant information on your application, AOL Argentina and the Company reserve the right to withdraw this offer, remove you from your position or terminate your employment.

If you agree to accept this offer, please sign and date one copy of this letter and return it to me at your earliest convenience. We hope that your designation as "Gerente" of AOL Argentina and your employment with the Company will prove to be exciting and beneficial for both you and us and we look forward to having you aboard. If you have any questions, please do not hesitate to contact Gabriel Sander, our Director of Human Resources, in our Mexico City office at (5255) 5284 6887 or by email at GabrielSander@aol.com.


Sincerely,

/s/ Charles Herington

Charles Herington
President and Chief Executive Officer
America Online Latin America, Inc.





ACCEPTED:  /s/ Osvaldo Banos   DATE:  7/26/02
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